Exhibit 6.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF
INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Unsecured Promissory Note

Borrower:	Puraverde LLC.

PO Box 140910

Broken Arrow, OK 74014-0009

(“Borrower”)

Lender:	Ryan Bishop

XXXXXXXXXXX

XXXXXXXXXXX

(“Lender”)

I.	Promise to Pay

Borrower agrees to pay Lender the total amount of $48,614.02, together with interest payable on the unpaid principal at the rate of 8.0% per annum simple interest.

Payment will be delivered to Lender to XXXXXXXXXXXXXXXXXXXXX or other address mutually agreed upon both parties.

II.	Repayment

Principal and accrued interest due and payable 36 months for the date of this note (“Due Date”). This note may be pre-paid in whole or in part at any time without brining a penalty.

III.	Additional Costs

In case of default in the payment of any principal or interest of this Promissory Note, Borrower will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorney's fees, expenses, and disbursements. These costs will be added to the outstanding principal and will become immediately due.

IV.	Transfer of the Promissory Note

Borrower hereby waives any notice of the transfer of this Note by Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.

V.	Amendment; Modification; Waiver

No amendment, modification or waiver of any provision of this Promissory Note or consent to departure therefrom shall be effective unless by written agreement signed by both Borrower and Lender.

VI.	Successors

The terms and conditions of this Promissory Note shall inure to the benefit of and be binding jointly and severally upon the successors, assigns, heirs, survivors and personal representatives of Borrower and shall inure to the benefit of any holder, its legal representatives, successors and assigns.

VII.	Breach of Promissory Note

No breach of any provision of this Promissory Note shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of Lender in exercising any right will operate as a waiver thereof or otherwise prejudice Lender's rights, powers, or remedies. No right, power, or remedy conferred by this Promissory Note upon Lender will be exclusive of any other rights, power, or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute, or otherwise.

VIII.	Governing Law

The validity, construction and performance of this Promissory Note will be governed by the laws of Oklahoma, excluding that body of law pertaining to conflicts of law. Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

The parties hereby indicate by their signatures below that they have read and agree with the terms and conditions of this agreement in its entirety.

Borrower Signature:
Matt Mastrangelo, Co-CEO

Lender Signature:
Ryan J. Bishop

Date: 5/9/2020